Participating Funds

■ U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Municipal Target Term Trust   (BTT2)
BlackRock New Jersey Municipal Bond Fund of BlackRock Multi-State Municipal   (BR-NJMUNI)
iShares S&P National Municipal Bond Fund   (ISHMUNI)
BlackRock Intermediate Municipal Fund of BlackRock Municipal Series Trust   (BR-INTMUNI)
BlackRock New Jersey Municipal Income Trust   (BNJ)
BlackRock MuniYield New Jersey Fund, Inc.  (MYJ)
BlackRock MuniYield New Jersey Quality Fund, Inc.   (MJI)
BlackRock New Jersey Municipal Bond Trust   (BLJ)
BlackRock MuniHoldings New Jersey Quality Fund, Inc.   (MUJ)

The Offering

Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:	01-23-2013
Security Type:	BND/MUNI

Issuer	New Jersey Economic Development Authority School Facilities Construction Refunding Bonds, 2013 Series NN, I
Selling Underwriter	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Affiliated Underwriter(s)	PNC Other:
List of Underwriter(s)
Bank of America Merrill Lynch, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, Barclays Capital Inc., Citigroup Global Markets Inc, Janney Montgomery Scott LLC, Lebenthal & Company LLC, Loop Capital Markets, M&T Securities, Inc., Mesirow Financial Inc., NW Capital Markets Inc, Piper Jaffray & Co., PNC Capital Markets LLC, Raymond James & Associates, Inc., Sterne, Agee & Leach, Inc., Wells Fargo Securities

Transaction Details
Date of Purchase	01-24-2013

Purchase Price/Share (per share / % of par)	$118.052 $120.404 $123.261 $118.532 $118.243	Total Commission, Spread or Profit	0.414

1. Aggregate Principal Amount Purchased (a+b)	$111,064,295
a.US Registered Funds (Appendix attached with individual Fund/Client purchase)	$105,660,000
b.1)Other BlackRock Clients 2) PI	$5,400,000 $4,295 (PI)
2. Aggregate Principal Amount of Offering	$2,010,225,000
Fund Ratio [Divide Sum of #1 by #2] Must be less than 0.25 (unless securities are Government Securities)	0.055

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
Government Securities Offering

Timing and Price (check ONE or BOTH)

The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and

If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
YES NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
YES NO	No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:	Dillip Behera	Date:	01-30-2013
Global Syndicate Team Member
Approved by:	Steven DeLaura	Date:	02-18-2013
Global Syndicate Team Member

Definitions

Term	Definition
Fund Ratio	Number appearing at the bottom of page 1 of 2 of the Rule 10f-3 Report form. It is the sum of the Funds’ participation in the offering divided by the total amount of the offering.
Eligible Foreign Offering
The securities are sold in a public offering conducted under the laws of a country other than the United States and
(a)the offering is subject to regulation in such country by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Investment Company Act of 1940;
(b)the securities were offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
(c)financial statements, prepared and audited as required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, were made available to the public and prospective purchasers in connection with the offering; and
(d)if the issuer is a “domestic issuer,” i.e., other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it (1) has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of that act, and (2) has filed all the material required to be filed pursuant to section 13(a) or 15(d) of that act for a period of at least 12 months immediately preceding the sale of securities (or for such shorter period that the issuer was required to file such material)

Eligible Municipal Securities
The securities are direct obligations of, or obligations guaranteed as to principal or interest by, a State or any political subdivision thereof, or any agency or instrumentality of a State or any political subdivision thereof, or any municipal corporate instrumentality of one or more States, or any security which is an industrial development bond (as defined in section 103(c)(2) of Title 26) the interest on which is excludable from gross income under certain provisions of the Internal Revenue Code.
(a)with respect to ratings, the securities
(1)have received an investment grade rating from at least one nationally recognized statistical rating organization (“NRSRO”); or
(2)have received one of the three highest ratings from an NRSRO, if the issuer of the municipal securities, or the entity supplying the revenue or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors.
(b) The purchases of municipal securities, if any, were not designated as group sales or otherwise allocated to the account of any prohibited seller (i.e., an affiliated underwriter).

Eligible Rule 144A Offering
The securities are sold in an offering where
(a)the securities are offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;
(b)the securities were sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A (“QIBs”); and
(c)the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other QIBs pursuant to Rule 144A

Government Securities Offering
The security is issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing

U.S. Registered Public Offering.	The securities offered are registered under the Securities Act of 1933 that are being offered to the public.